EXHIBIT 10.19



                                SECOND AMENDMENT
                                     TO THE
                     BALLY TOTAL FITNESS HOLDING CORPORATION
                       MANAGEMENT RETIREMENT SAVINGS PLAN



     This Second Amendment to the Bally Total Fitness Holding Corporation Management Retirement Savings Plan (the "Plan") is made by Bally Total Fitness Holding Corporation (the "Company") on this 24th day of February, 1998, and effective for all purposes as of January 1, 1998.

     The Plan is amended as follows:

               Section 5.2 is deleted in its entirety and replaced with the following:

               "5.2 Commencement of Benefit Payments. Upon a Participant's separation from service with the Company and all Employers, the Employer or the Trustee shall pay an amount equaling the entire Vested Account Balance of a Participant's Deferred Compensation, Regular Matching and Rollover Accounts to the Participant in a lump sum within the first 120 days immediately following the Participant's separation from service. Such payment shall cancel the balance in the Participant's Deferred Compensation, Regular Matching and Rollover Accounts."

     The portions of the Plan unaffected by this Second Amendment shall remain full force and effect.